Exhibit 10.1

K-SEA TRANSPORTATION PARTNERS L.P.
LONG-TERM INCENTIVE PLAN

DIRECTOR PHANTOM UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the      day of          , 2004 (the “Grant Date”), evidences an award by K-Sea General Partner GP LLC, a Delaware limited liability company (the “Company”) and general partner of the general partner of K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), to                    (the “Grantee”) pursuant to the K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the “Plan”).  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.             Grant of Phantom Units.  Effective as of the Grant Date, pursuant to Section 6(b) of the Plan, the Company has awarded to the Grantee                                    Phantom Units, subject to the conditions and restrictions set forth below and in the Plan (the “Phantom Units”).

2.             Restrictions; Vesting Schedule.  The Phantom Units granted hereunder to the Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered and are subject to forfeiture as described in Section 3.  The Grantee shall have a vested right with respect to one-fourth (1/4) of the Phantom Units on the first anniversary of the Grant Date, with respect to an additional one-fourth (1/4) of the Phantom Units on the second anniversary of the Grant Date, with respect to an additional one-fourth (1/4) of the Phantom Units on the third anniversary of the Grant Date and with respect to the remaining one-fourth (1/4) of the Phantom Units on the fourth anniversary of the Grant Date, provided that as of each such date the Grantee has been in continuous service as a Director since the Grant Date.  The number of Phantom Units that vest as of each date described above will be rounded down to the nearest whole Phantom Unit, with any remaining Phantom Units to vest with the final one-fourth (1/4) installment.  Notwithstanding the foregoing:

(a)                                  Grantee shall have a vested right to all of the Phantom Units upon a termination of Grantee’s service as a Director due to death, Disability or Retirement; and

(b)                                 Grantee shall have a vested right to all of the Phantom Units upon a Change in Control.

The period of time between the Grant Date and the date that the Grantee obtains a vested right to a Phantom Unit shall be referred to herein as the “Restricted Period” as to that Phantom Unit.  In the event that any day on which the Grantee would otherwise obtain a vested right to a Phantom Unit is a Saturday, Sunday or holiday, the Grantee shall instead obtain that vested right on the first business day immediately following such date.  As soon as reasonably practicable following vesting with respect to a Phantom Unit, the Grantee shall be entitled to receive a Unit, and the Company shall deliver to the Grantee a certificate evidencing the Unit.  Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Grantee’s notional account described in Section 4.  For purposes of this Agreement:

“Retirement” shall mean Grantee’s termination of services as a Director on or after age 70.

“Disability” shall mean total and permanent disability of the Grantee as determined by the Committee in its discretion.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership to any Person and/or its Affiliates, other than to the Company, the Partnership or any of their Affiliates or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the Company cease to be owned by Persons who own such interests as of the date of the initial public offering of Units. Phantom Units awarded hereunder shall not vest as provided in Section 6(c)(vii) of the Plan, but only upon the occurrence of events which meet the definition of Change in Control as provided in this Agreement.

3.             Forfeiture.  If Grantee’s service as a Director terminates under circumstances other than those provided in Section 2 prior to all or a portion of the Phantom Units having become vested pursuant to the provisions of Section 2, the Grantee shall forfeit all right to any Phantom Units not yet vested as of the date of termination of service.  Such forfeiture shall apply to Beneficiaries (as defined below) as well as the Grantee.

4.             DER.  During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and shall include a tandem DER.  Pursuant to the DER, as of each date that a cash distribution is made with respect to Units, the Grantee shall be entitled to receive a cash payment with respect to each Phantom Unit then outstanding equal to the cash distribution made by the Partnership with respect to each Unit.

5.             Beneficiary Designations.  The Grantee shall file with the Company on such form as may be prescribed by the Company, a designation of one or more beneficiaries and, if desired, one or more contingent beneficiaries (each referred to herein as a “Beneficiary”) to whom Units or cash otherwise due the Grantee under the terms of this Agreement shall be distributed in the event of the death of the Grantee.  The Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in the Grantee’s handwriting by the Vice President of Administration.  If any designated Beneficiary survives the Grantee but dies after the Grantee’s death, any remaining benefits due such deceased Beneficiary under this Agreement shall be distributed to the personal representative or executor of the deceased Beneficiary’s estate.  If there is no effective Beneficiary designation on file at the time of the Grantee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Grantee, the payment of any remaining benefits under this Agreement shall be made to the personal representative or executor of the Grantee’s estate.  If one or more but not all the Beneficiaries have predeceased such Grantee, the benefits under this Agreement shall be paid according to the Grantee’s instructions in his designation of Beneficiaries.  If the Grantee has not given instructions, or if the instructions are not clear, the benefits under this Agreement which would have been paid to the deceased Beneficiary or Beneficiaries will be paid to the personal representative or executor of Grantee’s estate.

6.             Nonalienation of Benefits.  Except as contemplated by Section 5 above, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary or by operation of law, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If the Grantee or the Grantee’s Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 5 above, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

7.             Prerequisites to Benefits.  Neither the Grantee, nor any person claiming through the Grantee, shall have any right or interest in Phantom Units or the associated rights to delivery of Units or cash awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person shall have been complied with as specified herein.

8.             Delivery of Units.  The Company shall not be obligated to deliver any Units if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Partnership or the Company with, any securities exchange or association upon which the Units are listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, neither the Company nor the Partnership shall be obligated to take any affirmative action in order to cause the delivery of Units.

9.             Rights as a Unitholder.  Except for the DER described in Section 4 above, the Grantee (or Beneficiary) shall have no rights as a unitholder with respect to the Units potentially deliverable pursuant to the Phantom Units unless and until such Units have been issued and registered in the Grantee’s name or issued for the benefit of the Grantee hereunder.

10.           Taxes. The Company shall have the right to withhold an appropriate amount of cash or number of Units, or combination thereof, for payment of taxes or other amounts required by law or to take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of taxes.  Withholding may be satisfied by the transfer to the Company of Units theretofore owned by the Grantee, subject to such terms and conditions as the Committee shall prescribe.

11.           Adjustments.  Certain adjustments may be made to the Phantom Units upon the occurrence of certain corporate transactions or other events as described in Section 7 of the Plan.  In addition, Phantom Units may be settled in cash as described in Section 4 of the Plan.

12.           Notice.  Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:

K-Sea General Partner GP LLC

c/o Vice President of Administration

3245 Richmond Terrace

Staten Island, New York 10303

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Partnership on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13.           Amendment.  Without the consent of the Grantee, this Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company or the Partnership for the benefit of Grantee or to add to the rights of the Grantee or to surrender any right or power reserved to or conferred upon the Company or the Partnership in this Agreement, subject, however, to any required approval of the partners of the Partnership and, provided, in each case, that such changes or corrections shall not adversely affect the rights of Grantee with respect to the Award evidenced hereby without the Grantee’s consent, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws.

14.           Grantee Service.  Nothing contained in this Agreement, and no action of the Company, the Partnership or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue as a Director.

15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

16.           Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan.  The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

17.           Relationship to the Plan.  In addition to the terms and conditions described in this Agreement, grants of Phantom Units are subject to all other applicable provisions of the Plan.  The decisions of the Committee with respect to questions arising as to the interpretation of the Plan, or this Agreement and as to findings of fact, shall be final, conclusive and binding.

K-SEA GENERAL PARTNER GP LLC

By
[Name]
[Title]

GRANTEE

[Name]

Date